28
Exhibit 10.28

LEASE AGREEMENT
ANDERSON LOGISTICS ASSETS LLC
Landlord
AND
PENUMBRA, INC.
Tenant
AT
1070 South 3800 West
Salt Lake City, Utah

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LEASE AGREEMENT
THIS LEASE AGREEMENT is made by and between ANDERSON LOGISTICS ASSETS LLC, a Delaware limited liability company (“Landlord”) and PENUMBRA, INC., a Delaware corporation (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant (the “Effective Date”).
1.    Basic Lease Terms and Definitions.
(a)    Premises: Suite 500, consisting of approximately 44,950 rentable square feet (“RSF”) as shown on Exhibit “A”.
(b)    Building:     Approximate RSF: 192,200
        Address: 1070 South 3800 West, Salt Lake City, Utah
(c)    Term: 62 months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term). In the event that Tenant validly exercises any of the Renewal Options pursuant to Section 31 of this Lease or otherwise agrees with Landlord upon an extension of the Term, then all references herein to the “Term” shall be deemed to include the Renewal Terms or extended Term(s) (as applicable).
(d)    Commencement Date: The later of (i) the date that the Landlord’s Work is Substantially Completed, or (ii) May 1, 2019 (the “Estimated Commencement Date”).
(e)    Expiration Date: 11:59 p.m. on the last day of the Term.
(f)    Minimum Annual Rent: Payable in monthly installments as follows:

Period (in Months)	Rate Per RSF Per Month	Annual	Monthly
1 - 2 (the “Free Rent Period”)	$0.00	N/A	$0.00
3 – 12	$4.86	N/A	$18,204.75
13 – 24	$5.01	$225,010.68	$18,750.89
25 – 36	$5.16	$231,761.04	$19,313.42
37 – 48	$5.31	$238,713.84	$19,892.82
49 – 60	$5.47	$245,875.20	$20,489.60
61 – 62	$5.63	N/A	$21,104.29

Notwithstanding anything to the contrary, during the Free Rent Period, Tenant shall be liable for payment of all Annual Operating Expenses as set forth in Sections 5 and 6 hereof and all utilities as set forth in Section 7 hereof. The abatement of Minimum Annual Rent provided for herein is conditioned upon Tenant’s full and timely performance of all of its obligations under this Lease. If, at any time during the Free Rent Period, an Event of Default by Tenant occurs, the abatement of Minimum Annual Rent provided for herein shall immediately become suspended until the Event of Default is cured.  If, at any time during the initial Term an Event of Default by Tenant occurs, and, as a result, this Lease or Tenant’s right to possess the Premises is terminated, then, in addition to all other amounts due to Landlord under this Lease, the unamortized balance of all Minimum Annual Rent herein abated (i.e. $36,409.50) (amortized on a

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straight line basis over the initial Term, excluding the Free Rent Period and any Renewal Term) shall become due and payable to Landlord immediately upon demand.
(g)    Annual Operating Expenses: $64,728.00, payable in monthly installments of $5,394.00, subject to adjustment as provided in this Lease.
(h)    Tenant’s Share: 23.39% (i.e., 44,950/192,200) (also see Additional Definitions).
(i)    Use: Research and development, manufacturing, warehouse and distribution with appurtenant offices, subject to Tenant, at Tenant’s sole cost and expense, obtaining any Permits required for Tenant’s use and occupancy of the Premises and to Tenant determining the suitability of the Premises for Tenant’s intended use thereof.
(j)    Security Deposit: $23,598.75
(k)    Addresses For Notices:

Landlord:	Tenant:
c/o Mapletree US Management, LLC 5 Bryant Park, Suite 2800 New York, NY 10018 With a copy to: c/o Exeter Property Group 101 West Elm Street, Suite 600 Conshohocken, PA 19428 Attn: Chief Financial Officer	Penumbra, Inc., One Penumbra Place Alameda, California 94502 Attention: General Counsel With a copy to: Penumbra, Inc., One Penumbra Place Alameda, California 94502 Attention: Director of Facilities
(l)    Additional Definitions: See Rider for the definitions of other capitalized terms.
(m)    Contents: The following are attached to and made a part of this Lease:

Rider – Additional Definitions	Exhibits:	“A” – Plan showing Premises “B” – Building Rules “C” – Landlord’s Work

2.    Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas. Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease (other than Landlord’s obligation to perform Landlord’s Work prior to the Commencement Date). Landlord and Tenant stipulate and agree to the RSF calculations set forth in Section 1 above without regard to actual measurement and agree that the Premises shall not be subject to remeasurement by either party.
(a)     Landlord shall cause to be constructed, in compliance with applicable Laws, the improvements, modifications and alterations to the Premises set forth on and in accordance with Exhibit “C” (the “Landlord’s Work”). In constructing the Landlord’s
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Work, Landlord shall use Building standard materials and finishes (unless otherwise provided on Exhibit “C”) and Landlord reserves the right, with Tenant’s consent, not to be unreasonably withheld, to make substitutions of material of equivalent grade and quality if any specified material shall not be readily and reasonably available. Upon the Landlord’s Work being Substantially Completed, Landlord shall notify Tenant, and Tenant or its Agents shall inspect the Landlord’s Work with Landlord within five (5) business days of receipt of such notice from Landlord. Within three (3) business days following such inspection, Tenant shall deliver to Landlord a punchlist of defective or incomplete portions of the Landlord’s Work. Landlord shall cause such punchlist items to be repaired or completed within thirty (30) days of Landlord’s receipt of the punchlist. Upon completion of all punchlist items to Tenant’s reasonable satisfaction, it shall be presumed that all of the Landlord’s Work shall be free from latent defects in materials and workmanship, excluding however, all repairs required in connection with routine maintenance and those repairs caused by Tenant. The total cost of Landlord’s Work shall be deducted from the Tenant Improvement Allowance (as hereinafter defined) prior to the disbursement to Tenant for any of the Tenant Improvements. In the event the cost of Landlord’s Work exceeds the Tenant Improvement Allowance, Tenant shall be responsible for the payment of such excess amount. Landlord will use commercially reasonably efforts to obtain industry standard warranties from the contractors and vendors performing Landlord’s Work. To the extent Tenant is responsible for maintaining any Building Systems, or components of the Tenant Improvements or Landlord’s Work, and such Building Systems or components of the Tenant Improvements or Landlord’s Work are covered by a manufacturer’s or contractor’s warranty running to Landlord’s benefit, Landlord shall use reasonable efforts to enforce the terms of such warranty such that Tenant receives the benefit thereof.
(b)    Notwithstanding anything herein to the contrary, to the extent that the Substantial Completion of Landlord’s Work is delayed by Tenant Delay, then Tenant’s obligation to pay Rent hereunder shall not be affected or deferred on account of such delay and, the Commencement Date shall be deemed to be the date upon which Landlord’s Work would have been Substantially Completed solely but for such Tenant Delay and the Term shall be extended for the number of days attributable to Tenant Delay (and Minimum Annual Rent during such extended period shall be the Minimum Annual Rent attributable to the last year of the initial Term).
(c)    Following the determination of the Commencement Date, the parties shall execute a commencement date memorandum memorializing the Commencement Date, Free Rent Period, Expiration Date, Tenant’s acceptance of the Premises and such other items reasonably requested by Landlord.

3.    Use. Tenant shall occupy and use the Premises only for the Use specified in Section 1 above. Tenant shall not permit any conduct or condition which may endanger, disturb or otherwise unreasonably interfere with any other Building occupant’s normal operations or with the management of the Building. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times.
4.    Term; Possession. The Term shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. If Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant with Landlord’s Work Substantially Completed, Tenant will take possession on the date Landlord so delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay). Landlord shall not be liable for any loss or
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damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control.
5.    Rent; Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset (except as expressly set forth herein), Minimum Annual Rent (subject to the Free Rent Period) and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the first full month (after the Free Rent Period) shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 days after written notice from Landlord, provided however, that Landlord shall not be required to provide such notice more than one (1) time in any twelve (12) month period (and thereafter, such service and handling charge may be assessed by Landlord on any Rent not paid by Tenant within five (5) days after the date due). In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property and trade fixtures. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.
6.    Operating Expenses.
(a)    The amount of the Annual Operating Expenses set forth in Section 1 above represents Tenant's Share of the estimated Operating Expenses for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant's Share of any extraordinary or unanticipated Operating Expenses. Each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord's option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses ("Statement") for the preceding calendar year or part thereof. Within 30 days after delivery of the Statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord's option, Landlord may credit Tenant's account for any overpayment.

(b)    If Tenant does not give Landlord notice within 120 days after receiving Landlord's Statement that Tenant desires to review Landlord’s books and records which are the basis for the Statement, Tenant shall be deemed to have waived the right to contest such Statement. If Tenant timely notifies Landlord that Tenant desires to review such books and records, Tenant shall, pending the resolution of such dispute, nonetheless pay all of Tenant's Share of the Annual Operating Expenses in accordance with the Statement furnished by Landlord. Tenant, at Tenant's expense (except as set forth below), may audit the Statement under the following conditions: (A) Tenant provides notice of its intent to audit within 120 days after receiving the Statement; (B) the audit is performed by Tenant or a certified public accountant that has not been retained on a contingency basis or other basis where its compensation relates to the cost savings of Tenant; (C) the audit is completed no later than 30 days after the date Landlord makes all of the necessary books and records available to Tenant or Tenant's auditor; (D) the audit must be conducted during normal business hours, at the location where Landlord maintains its books and records; (E) the contents of the books and records of Landlord shall be kept confidential by Tenant, its auditor and its other
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professional advisors, other than as required by Laws; and (F) in the event that Tenant or its auditor determines that an overpayment is due Tenant, Tenant or Tenant's auditor shall produce a detailed report addressed to both Landlord and Tenant with its calculated conclusions within 30 days after the completion of the audit. Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant's audit. Upon the resolution of such dispute, any amount due Tenant (if any) shall be credited against future payments of Rent or, if no further Rent is due, pay such amount to Tenant within 30 days after the date of such resolution. Tenant shall be responsible for all costs, expenses and fees incurred in connection with its audit; provided, however, if the parties determine through Tenant's audit that Tenant has overpaid its Annual Operating Expenses or its utilities each by more than seven (7%), Landlord shall pay the reasonable third-party costs of such audit not to exceed $3,500.00. Landlord's and Tenant's obligation to pay any overpayment or deficiency due the other pursuant to this Section and Tenant's examination rights set forth in this subsection (b) shall survive the expiration or termination of this Lease.

(c)    Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, equitably determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space. If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment to those components of Operating Expenses which vary with variations in Building occupancy in computing the Operating Expenses for such period so that Operating Expenses are computed as though the Building had been fully occupied.

7.    Utilities.
(a)    Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises. Except for any utilities that are not separately metered (for which Landlord shall invoice Tenant for the cost or include the cost in Operating Expenses), Tenant shall obtain utility service in its own name and timely pay all charges directly to the provider. In the event that any meter serving the Premises is not functioning properly or during the period that such meter is being repaired, Tenant shall be responsible for its pro rata share of utility usage based upon Landlord’s reasonable estimate. Notwithstanding anything to the contrary in this Lease, in the event that an interruption in utilities or services that Landlord is required to provide ("Interruption") is directly caused by the sole negligence or willful misconduct of Landlord or its Agents, such that it renders the whole or any material portion of the Premises untenantable for the purposes intended hereunder and Tenant actually vacates such untenantable portion then after a period of five (5) consecutive business days after receipt by Landlord of written notice of such untenantability from Tenant, the Monthly Rent shall abate (as to the proportion that the square footage of the Premises actually vacated by Tenant as a result of an Interruption bears to the total square footage of the Premises) starting on the sixth (6th) business day until the earlier to occur of the date that Tenant re-enters the Premises or the date that such Interruption is remedied. In no event shall Tenant be entitled to abatement if the Interruption is caused in whole or in part by Tenant or Tenant’s Agents. Tenant agrees that the rental abatement described in this Section shall be Tenant’s sole remedy in the event of an Interruption. Notwithstanding anything to the contrary, Tenant shall waive and release Landlord from and against, all claims of rental abatement as provided above to the extent covered by Tenant’s business interruption insurance. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the
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Building or Premises. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner reasonably approved by Landlord. In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord.
(b)    From time to time, at Landlord’s option, Landlord may estimate the monthly cost for all utilities that are not being directly metered and billed to Tenant and bill Tenant the estimated amount therefor or include such amount in Operating Expenses. All such estimated amounts shall be paid together with Monthly Rent. Landlord shall deliver to Tenant at least annually (or more frequently at Landlord’s election) a statement indicating the actual amount of Tenant’s share of such utilities based upon the actual utility invoiced (as may be applicable). If any reconciliation of utilities reveals that any additional payments are due, Tenant shall pay such deficiency to Landlord within thirty (30) days after invoice therefor. If the reconciliation reveals that Tenant has overpaid utilities for such period, Landlord shall credit such overpayment against Rent hereunder, or if the Term has expired, pay such amount to Tenant. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.

8.    Insurance; Waivers; Indemnification.
(a)    Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.
(b)    Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability which are not less than a $1,000,000 combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord. Tenant shall use commercially reasonable efforts to notify Landlord at least thirty (30) days prior to any policy being cancelled or reduced. The insurer shall be authorized to issue such insurance, authorized to do business in the state in which the Property is located and rated at least A-VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least five (5) days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.
(c)    Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property
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insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.
(d)    Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liabilities and expenses (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.
9.    Maintenance and Repairs.
(a)    Landlord shall Maintain the: (i) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; (ii) Building roof and exterior walls; (iii) Building Systems; and (iv) Common Areas. Costs incurred by Landlord under the foregoing subsections (ii), (iii) and (iv) will be included in Operating Expenses, provided that to the extent any heating, ventilation and air conditioning system or other Building System, equipment or fixture exclusively serves the Premises, Landlord may elect either to Maintain the same at Tenant’s sole expense and bill Tenant directly or by notice to Tenant require Tenant to Maintain the same at Tenant’s expense. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.
(b)    Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the interior, non-structural portions of the Premises, including, but not limited to, all lighting, plumbing fixtures, walls, partitions, dock doors, loading areas, floors, doors, windows, fixtures and equipment in the Premises. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.
10.     Compliance.
(a)    Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy and obtain all Permits necessary for Tenant’s use, occupancy and/or business conducted at the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or
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Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration) unless (i) Landlord approves such Alteration, (ii) such Alteration does not affect any other tenant’s use of the Property, and (iii) Tenant agrees to bear the cost of such work. Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.
(b)    Tenant will comply, and will cause its Agents to comply, with the Building Rules.
(c)    Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within thirty (30) days after being billed.
(d)    Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost (which cost shall include the Administrative Fee). Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.
11.    Signs. Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs. Notwithstanding the foregoing, Tenant shall have the non-exclusive right, at Tenant's sole cost and expense, to install and maintain signage with Tenant's name on the exterior of the Building (the "Exterior Sign"), subject to the following terms and conditions: (i) the size, location and illumination of the Exterior Sign shall be subject to Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) prior to the installation of the Exterior Sign, Tenant shall deliver to Landlord complete engineering plans for the installation of such Exterior Sign for Landlord's review and approval; (iii) prior to the installation of the Exterior Sign, Tenant shall obtain all required Permits therefor and shall submit copies of the same to Landlord; (iv) Tenant shall repair
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all damage to the Building caused by the installation of the Exterior Sign; (v) Tenant shall Maintain the Exterior Sign in good condition and in accordance with all applicable Laws throughout the Term; (vi) if the Exterior Sign is illuminated, Tenant shall be solely responsible for all utility costs (including installation and consumption costs) for the Exterior Sign; and (vii) upon the expiration or earlier termination of this Lease, Tenant shall remove the Exterior Sign and shall repair all damage occasioned thereby and restore the Building to the condition that existed prior to the installation of the Exterior Sign, which obligation shall survive the expiration or earlier termination of this Lease. In the event that the Exterior Sign is not so removed or any damage caused by the removal is not so repaired and the Building is not restored to the condition that existed prior to the installation of the Exterior Sign, Landlord may remove and dispose of the Exterior Sign, and/or repair such damage, as Landlord determines in its sole discretion, the cost of such removal, disposal and repair to be charged to Tenant together with the Administrative Fee. Tenant acknowledges that, with respect to (i) above, Landlord's selection of the size, location and illumination of the Exterior Sign may take into account the necessity to reserve space for additional exterior signage for existing and future tenants of the Building.
12.    Alterations. Except for non-structural Alterations that (i) do not exceed $50,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not adversely affect any Building System in any material way or the structural strength of the Building, (iv) do not require penetrations into the floor, roof, ceiling or walls, and (v) do not require work on the roof or within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. With respect to any Alterations that do not require Landlord’s consent, Tenant shall nonetheless provide written notice thereof to Landlord, describing in reasonable detail the nature of the Alteration. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than ten (10) days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, and (iv) Tenant shall pay Landlord all reasonable third-party costs and expenses incurred by Landlord in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, and (v) upon Landlord’s request and for Alterations that cost in excess of $100,000, Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction; based upon Landlord’s good faith review of Tenant’s then-current financial strength. Landlord agrees to respond to any request by Tenant for approval of Alterations which approval is required hereunder within ten (10) business days after delivery of Tenant’s written request; Landlord’s response shall be in writing and, if Landlord withholds its consent, Landlord shall specify in reasonable detail, the basis for such disapproval. If Landlord fails to notify Tenant of Landlord’s approval or disapproval within such ten (10) Business Day period, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”) that contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF ARTICLE 12 OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE ALTERATIONS DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within five (5) Business Days after receipt by
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Landlord, the Alterations in question shall be deemed approved by Landlord. If Landlord timely delivers to Tenant notice of Landlord’s disapproval of any plans, Tenant may revise Tenant’s plans to incorporate the changes suggested by Landlord in Landlord’s notice of disapproval, and resubmit such plans to Landlord; in such event, the scope of Landlord’s review of such plans shall be limited to Tenant’s correction of the items in which Landlord had previously objected in writing. Landlord’s review and approval (or deemed approval) of such revised plans shall be governed by the provisions set forth above in this Article 12). The procedure set out above for approval of Tenant’s plans will also apply to any change, addition or amendment to Tenant’s plans. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will prior to the expiration or sooner termination of this Lease, remove it, and repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.
13.    Mechanics’ Liens. Tenant shall pay promptly for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within fifteen (15) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.
14.    Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency or during the existence of an Event of Default, in which case Landlord and its Agents may enter at any time and notice shall not be required) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last twelve (12) months of the Term, to exhibit the Premises to any prospective tenant (provided that, except in the case of emergency, Tenant shall have the right to require that Landlord be accompanied by a representative of Tenant during any such entry). Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.
15.    Damage by Fire or Other Casualty. If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within thirty (30) days after the date of the casualty, if Landlord anticipates that the restoration will take more than one hundred eighty (180) days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant or Tenant’s Agents) may terminate this Lease effective as of the date of casualty by giving notice to the other within ten (10) Business Days after Landlord’s notice. If a casualty occurs during the last twelve (12) months of the Term, Landlord may terminate this Lease
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unless Tenant has the right to extend the Term for at least three (3) more years and does so within thirty (30) days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate this Lease and Landlord does not substantially complete the repair and restoration of the Premises within two (2) months after the expiration of the estimated period of time set forth in Landlord’s Repair Notice, which period shall be extended to the extent of any delays caused by Tenant, then Tenant may terminate this Lease by written notice to Landlord within thirty (30) days after the expiration of such period, as the same may be so extended. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises (or any material portion) are rendered unusable as a result of the casualty, except if caused by Tenant or Tenant’s Agents and not covered by Landlord’s insurance proceeds.
16.    Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion that such rentable square foot area that is untenantable bears to the rentable square footage of the Premises, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled, if any, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.
17.    Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.
18.    Assignment and Subletting.
(a)    Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Landlord or an affiliate has comparable space available for lease by the proposed transferee, or (iv) there is an Event of Default or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. Consent to one Transfer shall not be deemed to be consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.
(b)    Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i)  the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice
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of the Transfer at least fifteen (15) days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate (provided, however, that if such notice is precluded by applicable Law, Tenant will be required to provide such notice as soon as delivery of such notice is permissible), and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement or sublease reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.
(d)    The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate) for the balance of the Term, Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. In the event of any Transfer (other than to an Affiliate), Tenant shall pay to Landlord, immediately upon receipt, fifty percent (50%) of the excess of (i) all compensation received by Tenant for the Transfer less the Transfer Transaction Expenses (defined below), over (ii) the Rent allocable to the Premises transferred. “Transfer Transaction Expenses” shall mean the reasonable out-of-pocket costs and expenses incurred by Tenant in effectuating a Transfer for tenant improvements, allowances, brokerage commissions and other reasonable Transfer related expenses (which expenses shall be allocated evenly over the length of the term of the sublease or the remaining Term, in the event of an assignment).
(c)    If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least fifteen (15) days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.
19.    Subordination; Mortgagee’s Rights.
(a)    Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, and in the event a Mortgagee or its affiliate succeeds to the interests of Landlord under this Lease (any such successor, a “Successor Landlord”), then, provided Tenant receives written notice thereof from Successor Landlord and Tenant’s right of possession shall not be disturbed by the Successor Landlord so long as there is no uncured Event of Default under this Lease, Tenant shall be bound to the Successor Landlord under all of the terms, covenants and conditions of this Lease for the remaining balance of the term hereof and Tenant does hereby agree to attorn to the Successor Landlord as its landlord without requiring the execution of any further instruments immediately upon the Successor Landlord succeeding to the interest of Landlord under this Lease. This clause shall be self-operative, but within ten (10) days after request, Tenant shall execute (or make good faith corrective comments to) and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty
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insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.
(b)    No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.
(c)    The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.
20.    Tenant’s Certificate; Financial Information. Within ten (10) business days after Landlord’s request from time to time, (a) Tenant shall execute (or make good faith corrective comments to, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in a form reasonably requested by Landlord, modified as necessary to accurately state the facts represented; no such certificate will be deemed to amend or modify the express terms of this Lease and (b) provided that Landlord, Landlord’s mortgagee and any other disclosee agrees to execute a mutually acceptable nondisclosure agreement, Tenant shall furnish to Landlord, Landlord’s Mortgagee, any prospective Mortgagee and/or any prospective purchaser any reasonably requested financial information; provided, however, that this clause (b) will not apply for so long as Tenant’s financial filings (i.e., Forms 10-K and 10-Q) are publicly available.
21.    Surrender.
(a)    On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling installed by or on behalf of Tenant (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.
(b)    If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at sufferance. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that for the first month of any holdover, the Monthly Rent shall be 150% of the Monthly Rent payable for the last full month immediately preceding the holdover, and thereafter, the Monthly Rent shall be double the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding,
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any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover..
22.    Defaults - Remedies.
(a)    It shall be an “Event of Default”:
i.    If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is five (5) days after Landlord gives Tenant notice of default (a “Monetary Event of Default”);
ii.    If Tenant enters into or permits any Transfer in violation of Section 18 above;
iii.    If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is twenty (20) days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within twenty (20) days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed sixty (60) days following Landlord’s notice) to cure the default if Tenant begins to cure the default within twenty (20) days following Landlord’s notice and continues diligently in good faith to completely cure the default; or
iv.    If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than sixty (60) consecutive days.
(b)    If an Event of Default occurs, Landlord shall have the following rights and remedies:
i.    Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with the Administrative Fee) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;
ii.    To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to re-let the Premises and re-let all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such re-letting. In the event of re-letting without termination of this
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Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;
iii.    To accelerate the whole or any part of the Rent for the balance of the Term, and declare the present value of the same to be immediately due and payable; and
iv.    To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.
(c)    Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive twelve (12) month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.
(d)    No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.
(e)    If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.
(f)    Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.
(g)    Landlord shall use commercially reasonable efforts to relet the Premises following Tenant's vacation of the Premises and Tenant's returning the Premises to the condition required at the time of the expiration of this Lease and to otherwise mitigate Landlord's damages under the Lease; provided, however, that Landlord shall be under no duty to market or relet the Premises prior to leasing other available space in the Building and, in no event shall Landlord be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon a reletting.

23.    Tenant’s Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, (b) the person(s) signing this Lease are duly authorized to execute
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and deliver this Lease on behalf of Tenant and (c) any financial statements provided by Tenant to Landlord are true, correct and complete and fairly represent the financial condition of Tenant as of the date hereof and as of the date of such statements.
24.    Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently (i.e., after the date of any transfer of Landlord’s interest in this Lease) accrue, provided that Landlord’s successor has agreed in writing to assume the obligations of Landlord hereunder from and after the date of such transfer. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord written notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s written notice. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Building for the satisfaction of any claim by Tenant against Landlord (which shall be deemed to include the rental income at the Building, the proceeds of any sale of all or any portion of the Building by Landlord as well as any insurance or condemnation proceeds).
25.    Miscellaneous.
(a)    The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.
(b)    This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.
(c)    Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.
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(d)    If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.
(e)    This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.
(f)    Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.
26.    Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient (provided, however, that if such day is a weekend or holiday, then such notice shall be deemed delivered as of the next-succeeding business day) or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.
27.    Security Deposit. At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within 10 days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord. If Tenant complies fully and faithfully with all of the provisions of this Lease, the Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord.
28.    Broker. Tenant represents and warrants to Landlord that Tenant has dealt with no broker, agent or other intermediary in connection with this Lease other than Tenant’s Broker, and that insofar as Tenant knows, no other broker, agent or other intermediary negotiated this Lease or introduced Tenant to Landlord or brought the Building to Tenant’s attention for the lease of space therein. Tenant agrees to indemnify, defend and hold Landlord and its affiliates, partners, members, employees, agents, their partners, members, shareholders, directors, officers, and trustees, harmless from and against any claims made by any broker, agent or other intermediary other than Tenant’s Broker, with respect to a claim for any broker’s commission or fee or similar compensation brought by any person in connection with this Lease, provided that Landlord has not in fact retained such broker, agent or other intermediary. Landlord agrees to pay all commissions payable to Tenant’s Broker pursuant to a separate, written agreement between Landlord and Tenant’s Broker.
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29.    OFAC. Tenant represents and warrants that neither it nor any of its officers or directors is, and that, to the actual knowledge of the signatory to this Lease, none of its employees, representatives, or agents is, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental regulation, and that it will not transfer this Lease to, or knowingly contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.  Tenant represents and warrants that it is currently in compliance with, and shall at all times during the term of this Lease remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto.
30.    Tenant Improvements.
(a)    Landlord shall provide Tenant with an allowance in an amount up to $155,000 (the “Tenant Improvement Allowance”) towards (A) the costs of Landlord’s Work and (B) the hard and soft costs of improvements to be constructed in the Premises by Tenant (such improvements to be constructed by Tenant, collectively, the “Tenant Improvements”). The Tenant may allocate any unused portion of the Tenant Improvement Allowance, if any, to racking setup and charging stations. Tenant acknowledges and agrees that, except for the Landlord’s Work, Landlord has no obligation whatsoever to make any improvements to the Premises, Building or Common Areas, it being the understanding of the parties that Tenant accepts the Premises, Building and Common Areas in their current “AS IS” condition and that Tenant shall be solely obligated, at Tenant’s sole cost and expense (subject to the application of the Tenant Improvement Allowance), to make any improvements necessary for Tenant’s business operations in the Premises and to obtain any and all Permits required for Tenant’s construction of the Tenant Improvements and Tenant’s occupancy of the Premises. The Tenant Improvements shall be constructed by Tenant and Tenant’s Agents in a good and workmanlike manner, using new or like-new materials, and in accordance with all applicable Laws and in accordance with the terms and conditions of this Lease, including but not limited to Section 12 and Section 13 (the “Lease Requirements”). Without limiting any of the Lease Requirements, the Tenant Improvements shall conform with a space plan, specifications and construction drawings reasonably approved in writing in advance by Landlord and shall be performed in accordance with Landlord’s reasonable construction rules and regulations and in such a manner and at such times as not to interfere with the operation of the Building, and/or the occupancy thereof by other tenants. All of Tenant’s contractors and subcontractors working in connection with the Tenant Improvements shall carry insurance reasonably required by Landlord, naming Landlord as an additional insured where appropriate and all such contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with such work. Subject to the foregoing, Landlord shall disburse the balance of the Tenant Improvement Allowance (after deducting the amount required for Landlord’s Work) to Tenant in installments (no more frequently than once per month) of at least $25,000 within thirty (30) days after Landlord’s receipt of written request therefor after the Tenant Improvements have been completed, together with the following: (1) the appropriate AIA application for payment signed by Tenant’s general contractor and architect and notarized, (2) copies of all required current Permits for the Tenant Improvements not previously provided to Landlord, (3) paid invoices, and (4) lien waivers from contractors, subcontractors and vendors for completed work provided on a 30-day trailing basis, with waivers for any portion of the Tenant Improvement Allowance previously funded by Landlord and any portion of the Tenant Improvement costs previously required to be
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paid by Tenant being submitted with the current request. Tenant shall pay all costs of the Tenant Improvements in excess of the Tenant Improvement Allowance after the exhaustion of the Tenant Improvement Allowance. Any portion of the Tenant Improvement Allowance not used within one (1) year after the Commencement Date shall be deemed forfeited. Tenant will not be required to pay Landlord (or any affiliate vendor/contractor of Landlord) any construction administration or construction supervision fee in connection with the construction of the Tenant Improvements.
(b)    Commencing on the Effective Date, Landlord shall permit Tenant to enter the Premises in order to commence construction of the Tenant Improvements and installing its equipment, racking system, cabling, wiring, fixtures, and furniture, subject to Tenant obtaining, at Tenant’s sole cost and expense, all Permits in connection with the installation thereof. With respect to such early access, all provisions of this Lease shall then be in full force and effect, specifically including, but not limited to, Sections 8 and 10 hereof (excluding however, Tenant’s obligation to pay Monthly Rent). Furthermore, Tenant’s entry in the Premises shall not interfere with Landlord’s construction of the Landlord’s Work and any such interference shall be considered a Tenant Delay hereunder. In connection with such early access, Tenant shall follow the policies and safety directives of Landlord’s contractor.
31.    Renewal Options. Tenant shall have the option to extend the Term of the Lease for all of the then leased Premises for three (3) additional periods of three (3) years each (each a “Renewal Option”), under and subject to the following terms and conditions:
(a)    The first renewal term (“First Renewal Term”) shall be for a three (3)-year period commencing on the day immediately following the expiration date of the initial Term of the Lease and expiring on the day immediately preceding the third (3rd) anniversary thereof. The second renewal term (“Second Renewal Term”) shall be for a three (3)-year period commencing on the day immediately following the expiration date of the First Renewal Term of the Lease and expiring on the day immediately preceding the third (3rd) anniversary thereof. The third renewal term (the “Third Renewal Term”) shall be for a three (3) year period commencing on the day immediately following the expiration of the Second Renewal Term of the Lease and expiring on the day immediately preceding the third (3rd) anniversary thereof. Collectively, the First Renewal Term, the Second Renewal Term and the Third Renewal Term are referred to as the “Renewal Terms”.
(b)    Tenant must exercise the Renewal Option for the First Renewal Term, if at all, by written notice to Landlord delivered at least nine (9) months prior to the expiration date of the initial Term of this Lease, time being of the essence. If Tenant fails to exercise the Renewal Option for the First Renewal Term, the Renewal Option for the Second Renewal Term and the Third Renewal Term shall be void and of no further force and effect. Tenant must exercise the Renewal Option for the Second Renewal Term, if at all, by written notice to Landlord delivered at least nine (9) months prior to the expiration date of the First Renewal Term, time being of the essence. Tenant must exercise the Renewal Option for the Third Renewal Term, if at all, by written notice to Landlord delivered at least nine (9) months prior to the expiration date of the Second Renewal Term, time being of the essence.
(c)    As a condition to Tenant’s exercise of any of the Renewal Options, at the time Tenant delivers its notice of election to exercise such Renewal Option to Landlord, there shall be no Event of Default, this Lease shall be in full force and effect, and Tenant shall not have assigned this Lease or sublet the Premises (other than to an Affiliate).
(d)    The Minimum Annual Rent for the first years of the First Renewal Term, Second Renewal Term and the Third Renewal Term shall be the then current fair market
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rent for renewals for comparable space in similar buildings within a five (5)-mile radius of the Building. The subsequent years of Minimum Annual Rent during each respective Renewal Term shall increase consistent with then market annual escalations ("Fair Market Rental"). Landlord shall determine the Fair Market Rental using its good faith judgment and shall provide written notice of such Fair Market Rental within fifteen (15) days after Tenant's exercise notice pursuant to this Section. Tenant shall thereupon have the following options: (i) to accept such proposed Fair Market Rental or (ii) to notify Landlord in writing that Tenant objects to the proposed rental rate. Tenant must provide Landlord with written notification of its election within fifteen (15) days after Tenant's receipt of Landlord's notice, otherwise Tenant shall be deemed to have elected clause (i) above. If Tenant objects to Landlord's proposed Fair Market Rental in accordance with clause (ii) above, Landlord and Tenant will attempt to negotiate a mutually acceptable rental rate within fifteen (15) days following notification by Tenant, and if such negotiations have not been concluded within such fifteen (15) day-period, either party may require an independent determination of the Fair Market Rental for the Renewal Term by giving written notice to the other party no later than five (5) days after the expiration of the fifteen (15)-day period, which notice shall designate a MAI real estate appraiser or real estate broker with at least ten (10) years experience in the leasing of similar properties in the Salt Lake City market area ("Qualified Appraiser"). Within ten (10) days after receipt of such notice, the other party to this Lease shall select a Qualified Appraiser and give written notice of such selection to the initiating party. If the two (2) Qualified Appraisers fail to agree upon the Fair Market Rental consistent with this Section 31 within ten (10) days after selection of the second Qualified Appraiser, the two (2) Qualified Appraisers shall select a third (3rd) Qualified Appraiser to determine the Fair Market Rental consistent with this Section 31 within ten (10) days after the appointment of the third (3rd) Qualified Appraiser. The Fair Market Rental applicable to the Renewal Term shall be equal to the arithmetic average of the three (3) determinations; provided, however, that if one (1) Qualified Appraiser's determination deviates by more than five percent (5%) from the median of the three (3) determinations, the Fair Market Rental shall be an amount equal to the average of the other two determinations. The determination of the Fair Market Rental in accordance with the foregoing shall be final, binding and conclusive on Landlord and Tenant. The parties shall each pay the costs and expenses of their appointed Qualified Appraiser and shall split evenly the costs and expenses of the third (3rd) Qualified Appraiser.
(e)    Except as set forth in this Section 31, (i) there shall be no further options to extend the Term of this Lease, and (ii) all terms and conditions of the Lease shall remain in full force and effect during the Renewal Terms, without change.

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Landlord and Tenant have executed this Lease on the respective date(s) set forth below.
        Landlord:

ANDERSON LOGISTICS ASSETS LLC, a Delaware limited liability company

Date signed:        By: /s/ Sara Queen
        Name:     Sara Queen
4/26/2019        Title: Vice President

Date signed:        Tenant:

19 April 2019        PENUMBRA, INC., a Delaware corporation

Attest/Witness:

/s/ Robert D. Evans        By:        /s/ Adam Elsesser
Name: Robert D. Evans            Name: Adam Elsesser
Title: Senior Counsel            Title: CEO
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RIDER
ADDITIONAL DEFINITIONS
“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.
“Administrative Fee” means ten percent (10%) of the costs incurred by Landlord in curing Tenant’s default or performing Tenant’s obligations hereunder.
“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets or stock of Tenant as a going concern.
“Agents” of a party mean such party’s employees, agents, representatives, contractors, licensees or invitees.
“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.
“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.
“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.
“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.
“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.
“Event of Default” means a default described in Section 22(a) of this Lease.
“Exterior Sign” has the meaning set forth in Section 11 of the Lease.

“First Renewal Term” has the meaning set forth in Section 31 of the Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.
“Interest Rate” means interest at the rate of 1% per month.
“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.
“Landlord’s Broker” means Jones Lang LaSalle.

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“Landlord’s Work” has the meaning set forth in Section 2(a) of this Lease and Exhibit “C” attached to this Lease.
“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.
“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.
“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.
“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.
“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.
“OFAC” has the meaning set forth in Section 29 of this Lease.
“Operating Expenses” means, subject to the exclusions set forth below, all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any utilities serving the Common Areas and any utilities provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord's cost to Maintain the Property, subject to the provisions of Section 9 of this Lease, and all costs and expenses of personnel and vendors or contractors required in connection therewith, inclusive of any property caretakers or administrators; (iv) the cost of trash collection, (v) snow removal, and grounds-keeping and landscaping of the Common Areas; (vi) the costs and charges of any easements and campus associations of which the Property is a part; (vii) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (viii) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements (collectively, “Capital Improvements”) (a) required by any Laws not in effect as of the Commencement Date, (b) made for the purpose of reducing Operating Expenses, (c) made for the purpose of enhancing the safety of tenants in the Building, or (d) in connection with the replacement of Building Systems pursuant to Section 9(a), and (ix) a management and administrative fee not to exceed

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three percent (3.0%) of the Rent or the Rent that would have been due but for the Free Rent Period (using the rental rate in effect immediately following the Free Rent Period), and such component of Annual Operating Expenses is not subject to Tenant’s Share of Annual Operating Expenses. The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building; (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease; (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property; (iv) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above; (v) any capital improvement or replacement other than Capital Improvements, as defined above; (vi) costs of repairs, restoration, replacements or other work occasioned by fire, windstorm or other casualty of an insurable nature (whether such destruction be total or partial) and either (aa) payable (whether paid or not) by insurance required to be carried by Landlord under this Lease, or (bb) otherwise payable (whether paid or not) by insurance then in effect obtained by Landlord, except that the portion of such costs not actually covered by insurance as a result of reasonable deductibles, exclusions, coverage limits and the like shall be included in Operating Expenses; (vii) Landlord’s general corporate overhead and general and administrative expenses; (viii) salaries of individuals who hold a position which is generally considered to be higher in rank than the position of the manager of the Building or the chief engineer of the Building; (ix) debt service payments on or related to any indebtedness; (x) costs of performing any testing, clean-up or remediation of Hazardous Materials to the Property, other than common office, maintenance and cleaning supplies; (xi) any amounts paid to any person, firm or corporation related or otherwise affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners, to the extent same materially exceeds arms-length competitive prices paid in the Salt Lake City, Utah metropolitan area for the services or goods provided; and (xii) costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity. If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.
“Permits” means any permits, certificates of occupancy, consents, environmental permits and approvals, authorization, variances, waivers, licenses, certificates or approvals required by any governmental or quasi-governmental authority.
“Permitted Activities” has the meaning set forth in Section 10(d) of this Lease.
“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.
“Renewal Option” has the meaning set forth in Section 31 of the Lease.

“Renewal Term” has the meaning set forth in Section 31 of the Lease.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.
“Second Renewal Term” has the meaning set forth in Section 31 of the Lease.

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“Statement” has the meaning set forth in Section 6 of this Lease.
“Substantially Completed” means the Landlord’s Work has been completed except for minor or insubstantial details of construction, repair, mechanical adjustment, or finishing touches, the lack of completion of which items and the work of completion of which items shall not adversely affect Tenant’s conduct of its ordinary business activities in the Premises.
“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.
“Tenant Delay” means any delays in the Substantial Completion of Landlord’s Work that are caused, in whole or in part, by Tenant or Tenant’s Agents for any reason, including but not limited to, (i) any interference by Tenant or Tenant’s Agents with Landlord’s obtaining the Permits or Landlord’s construction of the Landlord’s Work, (ii) any delays caused by changes to the Landlord’s Work specifications attached hereto as Exhibit “C” requested by Tenant, including, without limitation, revising the construction drawings, materials or specifications and obtaining new Permits for the Landlord’s Work, (iii) Tenant’s failure to approve construction drawings, permit plans or any matter relating to the Landlord’s Work within five (5) business days following Tenant’s receipt of Landlord’s request, or (iv) the performance of any work or activity in the Property by Tenant or Tenant’s Agents (including, without limitation, the installation of Tenant’s equipment, cabling, racking systems or furniture). Notwithstanding the foregoing, except with respect to delays described in clause (iii) above, no Tenant Delay shall be deemed to have occurred unless Landlord has notified Tenant of the event or circumstance which Landlord believes to be Tenant Delay (any such notice may be delivered via electronic mail to Tenant’s construction representative, Chris Faber, whose electronic mail address is [*], with a concurrent copy to Jonathan M. Kennedy, whose electronic mail address is [*]) which is not cured within two (2) business days.
“Tenant Improvement Allowance” has the meaning set forth in Section 30 of this Lease.
“Tenant Improvements” has the meaning set forth in Section 30 of this Lease.
“Tenant’s Broker” means Colliers International.
“Tenant’s Share” means the percentage obtained by dividing the RSF of the Premises by the RSF of the Building, as set forth in Section 1 of this Lease.
“Third Renewal Term” has the meaning set forth in Section 31 of the Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, (iii) any division of Tenant, or (iv) any transfer of a controlling interest in Tenant, including, without limitation, by division of any entity directly or indirectly controlling Tenant. For avoidance of doubt, the transfer of shares Tenant on a nationally-recognized securities exchange will not constitute a Transfer hereunder.

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FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (“First Amendment”) is made and entered into as of this _4__ day of ___April________, 2022 (the “Effective Date”), by and between ANDERSON LOGISTICS ASSETS LLC, a Delaware limited liability company (“Landlord”); and PENUMBRA, INC., a Delaware corporation (“Tenant”). Landlord and Tenant may hereinafter be referred to as a “Party” or together as the “Parties.”
RECITALS
A.    Landlord and Tenant are the current parties to that certain Lease Agreement dated April 26, 2019 (the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord approximately 44,950 rentable square feet (the “Existing Premises”) in the building owned by Landlord and located at 1070 South 3800 West, Salt Lake City, Utah (the “Building”) consisting of approximately 192,200 rentable square feet.
B.    Landlord and Tenant desire to amend the Lease, under the terms and conditions set forth below, to expand the Existing Premises to include approximately 51,150 rentable square feet of additional space (the “Expansion Premises”).
NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by reference, and of the mutual covenants and conditions set forth in this First Amendment, and for other good, lawful and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows (capitalized terms used but not defined herein will have the meaning given them in the Lease):
AGREEMENT
1.    Extension Term. The Term is hereby further extended for a period of sixty-one (61) full calendar months (the “Extension Term”), commencing on May 1, 2022 (the “Expansion Premises Commencement Date”). The Extension Term shall expire on May 31, 2027. From and after the Effective Date, any and all references to the “Expiration Date” in the Lease shall be deemed to mean May 31, 2027.
2.    Expansion Premises. As of the Expansion Premises Commencement Date, Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Expansion Premises, under the same terms and conditions as are set forth in the Lease, except as amended by the provisions set forth in this First Amendment. From and after the Expansion Premises Commencement Date, the term “Premises” as used in this First Amendment and the Lease shall be deemed to include the Existing Premises and the Expansion Premises (a total of approximately 96,100 rentable square feet) as depicted on Exhibit “A” attached hereto. The term of the Lease with respect to the Expansion Premises shall be coterminous with the Term of the Lease with respect to the Existing Premises (i.e., expiring as of the Expiration Date as redefined in Section 1 above).
3.    Minimum Annual Rent. The Minimum Annual Rent for the Existing Premises shall continue to accrue and be payable as set forth in the Lease, until the Expansion Premises Commencement Date. Commencing on the Expansion Premises Commencement Date and continuing on the first (1st) day of each calendar month during the Term thereafter, Tenant shall

119468.000146 4884-3807-7204.9

pay to Landlord Minimum Annual Rent for the Premises (which shall include both the Existing Premises and the Expansion Premises) in accordance with the following schedule:

PERIOD	ANNUAL RATE PER RENTABLE SF	ANNUAL FIRST AMENDMENT EXPANSION RENT	MONTHLY INSTALLMENT OF RENT
May 1, 2022 – May 31, 2022*	$0.00	$0.00	$0.00
June 1, 2022 – April 30, 2023	$8.04	$772,644.00**	$64,387.00
May 1, 2023 – April 30, 2024	$8.32	$799,686.54	$66,640.55
May 1, 2024 – April 30, 2025	$8.61	$827,675.57	$68,972.96
May 1, 2025 – April 30, 2026	$8.91	$856,644.21	$71,387.02
May 1, 2026 – April 30, 2027	$9.23	$886,626.76	$73,885.56
May 1, 2027 – May 31, 2027	$9.55	$76,471.56**	$76,471.56
* The Parties acknowledge and agree that, provided no Event of Default occurs during the Abatement Period (defined below), (x) the monthly installment of Minimum Annual Rent in the amount of $64,387.00 per month due for one (1) month commencing as of the Expansion Premises Commencement Date (the “Abated Rent” and such one (1) month period, the “Abatement Period”) shall be abated as shown in the table above and shall not be immediately due and payable to Landlord; provided, however, if an Event of Default occurs during the Abatement Period, (i) any portion of the Abated Rent to be credited during any future portion of the Abatement Period shall not be abated as provided above, and Tenant shall pay the monthly installment of Minimum Annual Rent at the current rate without credit for any such abatement; and (ii) Tenant shall be liable for and shall immediately pay to Landlord all Abated Rent previously credited to Tenant. Notwithstanding the foregoing, during the Abatement Period, Tenant shall be liable for and shall pay all other amounts and charges payable pursuant to the terms of the Lease.
** Amount calculated is for representation only. Given the period is less than a full year, Tenant will be responsible for pro-rata share in the amount of the monthly amount listed above.

All installments of Minimum Annual Rent with respect to the Premises shall be paid at the time and in the manner specified in the Lease.

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4.    Additional Rent. In addition to the Minimum Annual Rent as set forth above, Tenant shall remain obligated for the payment to Landlord (or such other party as may expressly and specifically be required under the Lease) of additional Rent, including, without limitation, Tenant’s Share of Annual Operating Expenses and any other charges or amounts due under the Lease, in accordance with the provisions of the Lease, as amended hereby. The estimated Annual Operating Expenses passed through to Tenant during the calendar year 2022 will be $1.92/rsf (on a prorated basis over the year). Effective as of the Expansion Premises Commencement Date, “Tenant’s Share” for the Building shall be increased from 23.39% to 50.00%, which amount is calculated by dividing the rentable square footage of the combined Existing Premises rented in the Building and the Expansion Premises (i.e., 96,100) by the rentable square footage of the Building (i.e., 192,200).
5.    Condition of Existing Premises; Delivery and Condition of Expansion Premises. Tenant continues to accept the Existing Premises in its “as is, where is” condition. On or before the Expansion Premises Commencement Date, Landlord will deliver possession of the Expansion Premises to Tenant in broom-clean condition, free and clear of any prior occupants’ personal property, and with all Building Systems serving the Expansion Premises in good working condition and repair, and Tenant shall otherwise accept the Expansion Premises in its “as-is, where-is” condition, without representation or warranty from Landlord. Tenant shall not be entitled to any allowances, credits, options or other concessions with respect to the Premises, except as otherwise expressly set forth in this First Amendment.
6.    Renewal Option. Notwithstanding anything to the contrary contained in the Lease, Tenant shall have the option (the “Renewal Option”) to extend the Term of the Lease with respect to both the Existing Premises and the Expansion Premises for one (1) additional five (5) year period (the “Renewal Term”), under and subject to the following terms and conditions:
(a)    The Renewal Term will commence on June 1, 2027 and expire on May 31, 2032. Tenant must exercise the Renewal Option, if at all, by written notice to Landlord (the “Renewal Notice”) delivered no earlier than June 1, 2026 and no later than September 1, 2026, time being of the essence.
(b)    As a condition to Tenant’s exercise of the Renewal Option, at the time Tenant delivers its Renewal Notice to Landlord and at the commencement of the Renewal Term, there shall be no Event of Default, the Lease shall be in full force and effect, and Tenant shall not have assigned its interest in the Lease (other than to an Affiliate) or sublet more than fifty percent (50%) of the Premises (in each case other than pursuant to a Transfer meeting the requirements of Section 18(b) of the Lease).
(c)    The Minimum Annual Rent for the first year of the Renewal Term shall be the greater of (i) then current Fair Market Rental (defined in Section 31(d) of the Lease) for leases and lease renewals for comparable space in similar buildings in the same rental market, and (ii) the Minimum Annual Rent for the last year of the Extension Term; thereafter during the Renewal Term, the Minimum Annual Rent shall increase in a manner consistent with then fair market annual escalations. Landlord shall determine the Fair Market Rental using its good faith judgment and shall provide written notice of such Fair Market Rental within thirty (30) days after Tenant's delivery of its Renewal Notice. Tenant shall thereupon have the following options: (i) to accept such proposed Fair Market Rental or (ii) to notify Landlord in writing that Tenant

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objects to Landlord’s proposed rental rate. Tenant must provide Landlord with written notification of its election within thirty (30) days after Tenant's receipt of Landlord's notice, otherwise Tenant shall be deemed to have elected clause (i) above. If Tenant objects to Landlord's proposed Fair Market Rental in accordance with clause (ii) above, Landlord and Tenant will attempt to negotiate a mutually acceptable rental rate within fifteen (15) days following notification by Tenant, and if such negotiations have not been concluded within such fifteen (15) day-period, either party may require an independent determination of the Fair Market Rental for the Renewal Term by giving written notice to the other party no later than five (5) days after the expiration of the fifteen (15)-day period, which notice shall designate a MAI real estate appraiser or real estate broker with at least ten (10) years of experience in the leasing of similar properties in the Salt Lake City market area (“Qualified Appraiser”). Within ten (10) days after receipt of such notice, the other party to this Lease shall select a Qualified Appraiser and give written notice of such selection to the initiating party. If the two (2) Qualified Appraisers fail to agree upon the Fair Market Rental consistent with this Section 6 within ten (10) days after selection of the second Qualified Appraiser, the two (2) Qualified Appraisers shall select a third (3rd) Qualified Appraiser to determine the Fair Market Rental consistent with this Section 6(c) within ten (10) days after the appointment of the third (3rd) Qualified Appraiser. The Fair Market Rental applicable to the Renewal Term shall be equal to the arithmetic average of the three (3) determinations; provided, however, that if one (1) Qualified Appraiser's determination deviates by more than five percent (5%) from the median of the three (3) determinations, the Fair Market Rental shall be an amount equal to the average of the other two determinations. The determination of the Fair Market Rental in accordance with the foregoing shall be final, binding and conclusive on Landlord and Tenant. The Parties shall each pay the costs and expenses of their appointed Qualified Appraiser and shall split evenly the costs and expenses of the third (3rd) Qualified Appraiser.
(d)    Except as set forth in this Section, there shall be no further options to renew the Term of the Lease; Section 31 of the Lease is deemed deleted and replaced with this Section 6.
7.    Security Deposit. Upon execution of this First Amendment, Tenant shall deposit with Landlord Fifty-Six Thousand One Hundred Sixty-Four and 25/100 Dollars ($56,164.25) (the “Additional Deposit”) to be retained by Landlord to secure the performance of Tenant’s obligations under the Lease, as amended hereby. From and after the Effective Date, the Additional Deposit shall be held and may be applied in the same manner as the Security Deposit in accordance with the terms of Section 27 of the Lease and the total amount of the Security Deposit shall be revised to mean Seventy-Nine Thousand Seven Hundred Sixty-Three and 00/100 Dollars ($79,763.00).
8.    Notices. The Parties agree and acknowledge that all notices provided to Landlord pursuant to the Lease shall be sent to the following address:
Landlord        Anderson Logistics Assets LLC
c/o Mapletree US Management LLC
5 Bryant Park, Suite 2800
New York, NY 10018
Attn: Asset Management & Legal

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with a copy to:        Anderson Logistics Assets LLC
c/o Mapletree US Management LLC
311 S. Wacker Dr., Suite 520
Chicago, Illinois 60606
Attn: Asset Management

9.    Brokers. Tenant represents and warrants to Landlord that Tenant has dealt with no broker, agent or other intermediary in connection with this First Amendment other than Colliers International and Jones Lang LaSalle Americas, Inc. (the “Brokers”). Upon full execution of this First Amendment, Landlord agrees to pay the Brokers a leasing commission pursuant to the terms and provisions of a separate agreement. Tenant and Landlord agree to indemnify one another against and hold each other harmless from and against any loss, cost, expense or damage arising from any claim for commission or other compensation made by any broker or finder, other than the Brokers.
10.    Successors and Assigns. This First Amendment shall bind and inure to the benefit of the Parties hereto and to their respective successors and assigns.
11.    Counterparts; Electronic Signatures. This First Amendment may be executed in multiple counterparts which, when taken together, shall constitute one and the same document. Each of the Parties hereto (i) has agreed to permit the use from time to time, where appropriate, of electronic signatures (including, without limitation, DocuSign) in order to expedite the transaction contemplated by this First Amendment, (ii) intends to be bound by its respective electronic signature, (iii) is aware that the other will rely on the electronically transmitted signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of this First Amendment and the documents affecting the transaction contemplated by this First Amendment based on the fact that a signature was sent by electronic transmission only.
12.    Entire Amendment. Except as expressly modified by this First Amendment, all other terms and conditions of the Lease shall remain in full force and effect and binding upon Landlord and Tenant. In the event of any conflict or inconsistency between the terms and condition of this First Amendment and the terms and conditions of the Lease, the terms and conditions of this First Amendment shall control and govern. In all other respects, the terms and conditions of the Lease are hereby ratified in their entirety.
13.    Ratification of Lease. The Parties acknowledge and agree that except as expressly modified by this First Amendment, the Lease remains in full force and effect and is hereby ratified in all respects. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them under the Lease.
14.    Authority. Each Party represents and warrants to the other that the person executing this First Amendment on its behalf has the full right, power and authority to enter into this First Amendment.
[SIGNATURE PAGE FOLLOWS]

119468.000146 4884-3807-7204.9

IN WITNESS WHEREOF, the Parties have executed this First Amendment effective as of the Effective Date.
LANDLORD:

ANDERSON LOGISTICS ASSETS LLC,
a Delaware limited liability company

By:____/s/ Richard Prokup____________

Name: __Richard Prokup______________

Title: ___Director_____________________

TENANT:

PENUMBRA, INC.,
a Delaware corporation

By:____/s/ Adam Elsesser______________

Name: __Adam Elsesser________________

Title: ___Chief Executive Officer_________

119468.000146 4884-3807-7204.9